Exhibit 99.1

Autobytel Reports 26% Increase in Revenues for 2014 Third Quarter

 – Generates Highest Quarterly Revenues since 2007 –

IRVINE, Calif. (November 5, 2014) – Autobytel Inc. (Nasdaq: ABTL), pioneer of the automotive Internet and the company dedicated to connecting automotive consumers with dealers, today reported continued improvement in its financial results for the third quarter and nine-months ended September 30, 2014.

“The positive momentum of the first half of 2014 continued into the third quarter, as we generated our highest quarterly revenue since before the 2008 recession,” said Jeffery H. Coats, President and Chief Executive Officer of Autobytel.  “Our core leads business remains solid, and our acquisition of AutoUSA continues to pay off nicely and is significantly enhancing our competitive position.  Combined with continued strength in the automotive sector, we are optimistic about Autobytel’s ability to generate ongoing growth and profitability, while enhancing value for our dealer and OEM customers, and our stockholders.”

Total revenues for the 2014 third quarter increased more than 26.0% to $27.4 million, from $21.6 million last year.  Revenues generated from automotive leads and services for the 2014 third quarter increased 28.0% to $24.5 million, from $19.0 million one year ago.  The improvement principally reflected ongoing demand from automotive dealers (retail) and auto manufacturers (wholesale).  Retail revenues rose approximately 69.0%, and wholesale revenues grew approximately 2.0% for the third quarter of 2014, compared with third quarter of 2013.

Gross profit increased approximately 25.0% to $11.0 million, or 40.2% of total revenues, for the 2014 third quarter, from $8.8 million, or 40.7% of total revenues, last year.

Total operating expenses were $9.0 million, or 32.9% of total revenues, for the third quarter of 2014, compared with $7.4 million, or 34.3% of revenues, for last year’s third quarter.

Net income for the 2014 third quarter totaled $1.1 million, or $0.11 per diluted share, versus $1.3 million, or $0.13 per diluted share, for the 2013 third quarter.  The per share calculations were based on 11.1 million diluted average weighted shares outstanding for the 2014 third quarter and 10.6 million diluted average weighted shares outstanding for the 2013 third quarter.

Non-GAAP income, defined as GAAP net income before amortization of acquired intangibles, non-cash stock-based compensation, acquisition costs, litigation settlements and income taxes, rose to $2.5 million, or $0.23 per diluted share, for the third quarter of 2014, from $2.1 million, or $0.20 per diluted share, for last year’s third quarter.  Autobytel is providing non-GAAP income, since it believes this is a better metric for monitoring the company’s financial performance given its net operating loss (NOL) tax credits and recent acquisitions.

Nine-Month Results
Total revenues rose approximately 39.0% to $80.2 million for the first nine months of 2014, up from $57.7 million for the same period last year.  Automotive leads and services revenues increased 44.0% for the 2014 year-to-date period from the same period last year.  Retail revenues grew approximately 75.0% and wholesale revenues improved 21.0% for the first nine months of 2014, compared with the corresponding year-to-date period of 2013.

Gross profit increased to $31.4 million, or 39.1% of total revenues, for the 2014 year-to-date period, from $22.4 million, or 38.8% of total revenues, for the same period last year.

Total operating expenses for the first nine months of 2014 amounted to $27.2 million, or 33.9% of total revenues, versus $20.4 million, or 35.4% of total revenues, for the first nine months of last year.

Net income for the 2014 year-to-date period rose to $2.3 million, or $0.22 per diluted share, based on 11.3 million diluted average weighted shares outstanding.  Net income for the year-ago period was $2.0 million, or $0.21 per share, based on 10.3 million diluted average weighted shares outstanding.  The current year includes a higher book tax provision that was not required in the prior year, as previously disclosed.

Non-GAAP income grew to $6.8 million, or $0.60 per diluted share, for the 2014 year-to-date period, versus $3.8 million, or $0.37 per diluted share, for the corresponding period last year.

Cash and cash equivalents increased to $22.3 million at September 30, 2014, up from $18.9 million at December 31, 2013 and $17.4 million one year ago.

Cash flow provided by operations was $2.8 million for the 2014 third quarter, compared with $1.8 million for the same period last year.  Cash flow provided by operations was $5.6 million for the first nine months of 2014, compared with $2.7 million for the same period last year.

Business Outlook
Based on current business trends, an ongoing healthy automotive market and typical expected seasonality, Autobytel estimates that:

•	2014 fourth quarter revenue should increase 23.5% to 27.5% over the $20.7 million reported for the 2013 fourth quarter, and
•	2014 fourth quarter non-GAAP EPS should advance to $0.12 to $0.15, based on 11.1 million diluted average weighted shares outstanding.

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2014 third quarter financial results.  Interested parties may participate in the live call by dialing (877) 852-2929, passcode 23506766.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”).  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel’s website.  A telephone replay of the call will also be available through November 12, 2014 by dialing (855) 859-2056, passcode 23506766.  The slides that will be referenced during the call will be available on the company’s website at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”).  The slides will contain disclosures of EBITDA, adjusted EBITDA and adjusted EBITDA per diluted share, non-GAAP net income, and non-GAAP EPS, which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures will be included in the slides.

Note about Non-GAAP Financial Measures
Autobytel has disclosed non-GAAP income and non-GAAP EPS in this press release, which are non-GAAP financial measures as defined by SEC Regulation G, for the 2014 and 2013 third quarter and nine-month periods.  The company defines (i) non-GAAP income as GAAP net income before amortization of acquired intangibles, non-cash stock-based compensation, acquisition costs, litigation settlements and income taxes; and (ii) non-GAAP EPS as non-GAAP income divided by weighted average diluted shares outstanding.  The company’s management believes that presenting non-GAAP income and non-GAAP EPS provides useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are better metrics for monitoring the company’s performance given the company’s net operating loss (NOL) tax credits and recent acquisitions.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.  Management strongly encourages investors to review the company’s consolidated financial statements in their entirety and to not rely on any single financial measure.  A table providing a reconciliation of non-GAAP income and non-GAAP EPS is included at the end of this press release.

About Autobytel Inc.
Autobytel Inc. provides high quality consumer leads and associated marketing services to automotive dealers and manufacturers throughout the United States and offers consumers robust and original online automotive content to help them make informed car-buying decisions.  The company pioneered the automotive internet in 1995 with its flagship website www.autobytel.com and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements, including, but not limited to, comments that when combined with continued strength in the automotive sector, Autobytel is optimistic about its ability to generate ongoing growth and profitability, while enhancing value for its dealer and OEM customers, and its stockholders, and that based on current business trends, an ongoing healthy automotive market and typical expected seasonality the company estimates that 2014 fourth quarter revenue growth should increase 23.5% to 27.5% compared with the 2013 fourth quarter, and that 2014 fourth quarter non-GAAP EPS should advance to $0.12 to $0.15, based on 11.1 million diluted average weighted shares outstanding, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2013, as amended by Amendment No. 1 on Form 10-K/A, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of Autobytel and the market price of the company's stock.

Contacts:

Investor Relations:
Autobytel Inc.
Curtis E. DeWalt
SVP, Chief Financial Officer
949-437-4694
curtisd@autobytel.com

PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
pwinvestor@pondel.com

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$22,316	$18,930
Accounts receivable (net of allowances for bad debts and customer credits of $711 and $405 at September 30, 2014 and December 31, 2013, respectively)	16,793	14,178
Deferred tax asset	2,346	3,517
Prepaid expenses and other current assets	547	506
Total current assets	42,002	37,131
Property and equipment, net	1,892	1,548
Equity investment	2,500	2,500
Intangible assets, net	4,563	1,821
Goodwill	20,948	13,602
Deferred tax asset	31,135	31,135
Other assets	1,232	456
Total assets	$104,272	$88,193

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,721	$5,267
Accrued expenses and other current liabilities	7,979	7,648
Convertible note payable	5,000	-
Total current liabilities	20,700	12,915
Convertible note payable	1,000	5,000
Term loan payable	7,313	-
Borrowings under credit facility	5,250	4,250
Other non-current liabilities	550	1,200
Total liabilities	34,813	23,365

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 9,028,733 and 8,909,737 shares issued and outstanding, as of September 30, 2014 and December 31, 2013, respectively	9	9
Additional paid-in capital	309,508	307,171
Accumulated deficit	(240,058)	(242,352)
Total stockholders' equity	69,459	64,828
Total liabilities and stockholders' equity	$104,272	$88,193

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2014	2013	2014	2013

Revenues:
Lead fees	$25,880	$20,653	$76,727	$55,013
Advertising	1,093	956	2,531	2,567
Other revenues	391	26	979	88
Total revenues	27,364	21,635	80,237	57,668
Cost of revenues	16,356	12,826	48,828	35,311
Gross profit	11,008	8,809	31,409	22,357

Operating expenses:
Sales and marketing	3,336	2,745	11,078	7,122
Technology support	2,055	1,855	5,971	5,328
General and administrative	3,161	2,526	8,899	6,961
Depreciation and amortization	483	362	1,373	1,196
Litigation settlements	(25)	(66)	(118)	(205)
Total operating expenses	9,010	7,422	27,203	20,402
Operating income	1,998	1,387	4,206	1,955
Interest and other income (expense), net	(177)	24	(518)	331
Income tax provision	697	138	1,394	292
Net income and comprehensive income	$1,124	$1,273	$2,294	$1,994

Basic earnings per common share	$0.12	$0.14	$0.26	$0.22
Diluted earnings per common share	$0.11	$0.13	$0.22	$0.21

Shares used in computing earnings per common share (in thousands):
Basic	9,029	8,901	8,986	8,874
Diluted	11,099	10,586	11,255	10,310

AUTOBYTEL INC.
RECONCILIATION OF NON-GAAP INCOME / EPS
(Amounts in thousands, except per-share data)

	Three Months Ended		Three Months Ended		Three Months Ended		Nine Months Ended
	March 31,		June 30,		September 30,		September 30,
	2014	2013	2014	2013	2014	2013	2014	2013

Net income	$370	$334	$801	$386	$1,124	$1,273	$2,294	$1,994
Amortization of acquired intangibles	332	331	376	331	376	290	1,085	951
Non-cash stock based compensation
Cost of revenues	17	12	17	13	18	13	52	38
Sales and marketing	109	35	142	41	149	35	400	111
Technology support	56	60	67	55	61	56	185	171
General and administrative	104	79	142	79	142	78	388	236
Total non-cash stock-based compensation	286	186	368	188	370	182	1,025	556
Acquisition costs	984	-	116	-	-	251	1,100	251
Litigation settlements	(68)	(71)	(25)	(67)	(25)	(66)	(118)	(205)
Income taxes	220	71	476	83	697	138	1,394	292

Non-GAAP income	$2,124	$851	$2,112	$921	$2,542	$2,068	$6,780	$3,839

Weighted average diluted shares	10,282	9,076	11,271	9,133	11,099	10,586	11,255	10,310

GAAP EPS	$0.04	$0.04	$0.08	$0.04	$0.11	$0.13	$0.22	$0.21
EPS impact of adjustments	0.17	0.06	0.12	0.06	0.13	0.08	0.40	0.18
Non-GAAP EPS	$0.21	$0.09	$0.19	$0.10	$0.23	$0.20	$0.60	$0.37